Exhibit 99.77D

                             M.S.D. & T. Funds, Inc.
                                   Form N-SAR

Sub-Item 77D:

At a meeting held on April 26, 2002, the Board of Directors of registrant approved investment policy changes with respect to certain of registrant's investment portfolios in order to comply with Rule 35d-1 under the Investment Company Act of 1940, as amended. The proposed policy changes were disclosed to registrant's shareholders pursuant to supplements dated April 29, 2002 to registrant's prospectuses and statements of additional information dated September 28, 2002, which were filed with the Securities and Exchange Commission on April 29, 2002 via EDGAR (Accession No. 0001021408-02-005899) and are incorporated herein by reference.